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                                                                   EXHIBIT 11.1

                                 THRUSTMASTER, INC.
                          STATEMENTS REGARDING COMPUTATION
                               OF PER SHARE EARNINGS
                    (In thousands, except net income per share)
                                    (Unaudited)

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

                                               March 31,
                                        -----------------------
                                          1998           1997
                                        --------       --------
Weighted average number of
   common shares outstanding--basic       4,303          4,245
                                        -------         ------
Common stock equivalents
   arising from stock options                --            310
                                        -------         ------
Weighted average number of
   common shares outstanding--diluted     4,303          4,555
                                        -------         ------
                                        -------         ------

Net income (loss)                       $(1,241)        $  289
                                        -------         ------
                                        -------         ------
Net income (loss) per share--basic      $ (0.29)        $ 0.07
                                        -------         ------
                                        -------         ------
Net income (loss) per share--diluted    $ (0.29)        $ 0.06
                                        -------         ------
                                        -------         ------
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